WowWee’s Award-Winning FlyTech Dragonfly Named one of

TIME Magazine’s Best Inventions of 2007

First Radio-Controlled Flying Product to Use Flapping Wings

HONG KONG – November 12, 2007 –WowWee, an Optimal Group company (NASDAQ: OPMR), today announced that its award-winning FlyTech™ Dragonfly has been named one of TIME Magazine’s “Best Inventions of the Year.” The FlyTech Dragonfly, which is the world’s first radio-controlled flying insect to use flapping wings, was named under the “Aircraft” category in the November 12th issue of TIME magazine.

With its’ ultra-light, dual-wing design and crash-resistant structure, the FlyTech Dragonfly is an easy-to-fly aeronautical marvel.  Modeled after earth’s fastest insect, the FlyTech Dragonfly fits in the palm of your hand with a wing span of only 16 inches. Users can control the dragonfly’s speed, direction and height using a digital remote.

The FlyTech Dragonfly (www.flytechonline.com) is available at Best Buy, Circuit City, Discovery Stores, Hammacher.com, Meijer Stores, RadioShack, Sam’s, The Sharper Image, Toys “R” Us, and Target stores nationwide for an approximate retail price of $49.99.

The FlyTech Dragonfly has been honored with numerous awards including a 4-star rating from PC Magazine, The National Parenting Center’s Seal of Approval, Popular Mechanics Editor’s Choice Award (CES 2007), Popular Science’s Best of CES 2007, Radio Control Toy of the Year 2007 (France), Boy’s Toy of the Year (Belgium), and Top 10 Boy’s Toys (Germany).

WowWee’s Award-Winning FlyTech Dragonfly Named one of

TIME Magazine’s Best Inventions of 2007

Each fall, TIME Magazine’s editors sort through the year’s new inventions to select the “Best Inventions of the Year” from the most innovative minds in the world. TIME Magazine also polls its consumers online to determine the “Gadget of the Year,” which will be chosen in December 2007. Vote for the FlyTech Dragonfly at www.time.com.

About WowWee

WowWee, an Optimal Group company, is a leading designer, developer, marketer and distributor of innovative hi-tech consumer robotic and entertainment products.  The WowWee group of companies maintains operations in Hong Kong, La Jolla, California and Montreal, Quebec.

For more information and to see the latest WowWee products please visit the Company's web site at www.wowwee.com.

Contact:

Mike Rush

360 Public Relations

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mrush@360publicrelations.com